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                                                                    EXHIBIT 99.9

                             DOBSON COMMUNICATIONS

                          NOTES TO UNAUDITED PRO FORMA
                  CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

GENERAL

     The pro forma adjustments assume that the out-of-court Restructuring will be accomplished as outlined in this Offering Memorandum and Disclosure Statement. The pro forma adjustments relating to the out-of-court Restructuring are summarized in the following notes.

     The out-of-court Restructuring assumes that the transactions will be consummated outside of a Chapter 11 case, which is contingent upon a number of conditions as outlined in this Offering Memorandum and Disclosure Statement. If the out-of-court Restructuring is not consummated, American Cellular Corporation may effect the transactions pursuant to the plan of reorganization, which provides for the reorganization of American Cellular Corporation under Chapter 11 of the Bankruptcy Code. Dobson Communications believes the pro forma impact on continuing operations of an in-court Restructuring will be substantially the same.

UNAUDITED PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET

     The Unaudited Pro Forma Consolidated Condensed Balance Sheet includes estimated pro forma adjustments necessary to give effect to the out-of-court Restructuring as if it had occurred on March 31, 2003. The pro forma adjustments are preliminary and are based upon current assessments of fair value. The pro forma adjustments have been prepared on the basis that the out-of-court Restructuring will be accomplished outside of Chapter 11 proceedings.

     The pro forma adjustments to the Unaudited Pro Forma Consolidated Condensed Balance Sheet are described as follows:

          (1) Represents the balances from American Cellular Corporation's Pro Forma Consolidated Condensed Balance Sheet as of March 31, 2003.

          (2) Represents Dobson JV Company's cash investment in American
     Cellular.

          (3) Issuance of $125.0 million in aggregate liquidation preference of convertible preferred stock.

          (4) Issuance of $225.0 million of Dobson Communications class A common stock, net the elimination of the $400.0 million investment in American Cellular as a result of consolidation.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

     The Unaudited Pro Forma Consolidated Statements of Operations include adjustments necessary to give effect to the out-of-court Restructuring as if the transactions had been consummated on January 1, 2002.

     The pro forma adjustments for the three months ended March 31, 2003 are summarized as follows:

          (1) Represents the pro forma results of operations of American Cellular Corporation for the three month period ended March 31, 2003.

          (2) To reflect the dividends on the new issuance of convertible preferred stock.

          (3) To reflect the new issuance of 45.1 million shares of Dobson Communications class A common stock.

     The pro forma adjustments for the year ended December 31, 2002 are summarized as follows:

          (1) Represents the pro forma results operations of American Cellular Corporation for the year ended December 31, 2002.

          (2) Removes the impact of the loss from American Cellular.

          (3) To reflect the tax effect of the pro forma adjustments.

          (4) To reflect the dividends on the new issuance of convertible preferred stock.

          (5) To reflect the new issuance of 45.1 million shares of Dobson Communications class A common stock.

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